                                  SCHEDULE 14A


                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION


           Proxy Statement Pursuant to Section 14(A) of the Securities
                     Exchange Act of 1934 (Amendment No.__ )


                           FILED BY THE REGISTRANT [X]


                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]


                           Check the appropriate box:


                         [ ] Preliminary Proxy Statement


                [ ] Confidential, for Use of the Commission Only
                       (as permitted by Rule 14a-6(e)(2))


                         [ ] Definitive Proxy Statement


                       [X] Definitive additional materials


        [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              THE BRAZIL FUND, INC.


                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


                        Payment of filing fee (Check the
                               appropriate box):


                              [X] No fee required.


  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement no.:

(3) Filing Party:

(4) Date Filed:


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                                        [DEUTSCHE ASSET MANAGEMENT COMPANY LOGO]
PRESS RELEASE
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION:
ROHINI PRAGASAM 212.250.4516, MEDIA
JONATHAN DIORIO 800.349.4281, INVESTORS


           THE BRAZIL FUND ANNOUNCES APPROVAL OF LIQUIDATION PROPOSAL

NEW YORK, NEW YORK, MAY 15, 2006 - THE BRAZIL FUND, INC. (NYSE: BZF) today announced that stockholders of the Fund had approved a proposal to liquidate and dissolve the Fund.

At a special meeting held today at the offices of Deutsche Asset Management, 345 Park Avenue, New York, New York, stockholders first voted on a proposal to amend the Fund's charter to enable an affirmative vote of a majority of the Fund's outstanding shares to approve a liquidation and dissolution of the Fund. Approximately, 10,774,653 shares of common stock (representing 94.51% of shares represented at the meeting), or approximately 66.33% of the Fund's common stock outstanding, were voted in favor of the proposal. The proposal required the approval of a majority of all outstanding shares.

Immediately following the approval of the proposal to amend the charter, the meeting was recessed for approximately 30 minutes to allow the Fund to file the Articles of Amendment with the State of Maryland.

When the meeting resumed, stockholders voted on the proposal for the liquidation and dissolution of the Fund. Approximately 10,738,047 shares of common stock (representing 94.25% of shares represented at the meeting), or approximately 66.12% of the Fund's common stock outstanding, were voted in favor of the proposal. Since the proposal to amend the Fund's charter had become effective, the liquidation and dissolution proposal required the approval of holders of a majority of all outstanding shares.

The Fund plans to discharge its liabilities, sell its assets and distribute the net proceeds to shareholders. While the Fund anticipates completing the liquidation within 90 days, no assurance can be given as to the timing of the liquidation or the amount of net proceeds that will be available for distribution.

Approximately 580,436 shares of common stock, or approximately 3.57 % of the Fund's outstanding common stock, were voted against the proposal to amend the Fund's Articles of Incorporation. Approximately 602,644 shares of common stock, or approximately 3.71% of the Fund's outstanding common stock, were voted against the proposal to liquidate and dissolve the Fund. In light of approval of the liquidation proposal, the Fund will not hold the annual meeting of stockholders in June as previously announced.

                                      # # #


The Brazil Fund, Inc. is a non-diversified, closed-end investment company. The Fund seeks long-term capital appreciation through investing primarily in equity securities of Brazilian issuers. Its shares are listed on the New York Stock Exchange under the symbol "BZF".

Closed-end funds, unlike open-end funds, are not continuously offered. There is a one time public offering and once issued, shares of closed-end funds are sold in the open market through a stock exchange. Shares of closed-end funds frequently trade at a discount to net asset value.

The Fund focuses its investments in certain geographical regions, thereby increasing its vulnerability to developments in that region. Investing in foreign securities presents certain unique risks not associated with domestic investments, such as currency fluctuation and political and economic changes and market risks. This may result in greater share price volatility. Shares of closed-end funds frequently trade at a discount to net asset value. The price of the Fund's shares is determined by a number of factors, several of which are beyond the control of the Fund. Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value.

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Fund or a prospectus, circular or representation intended for use in the purchase or sale of Fund shares.

Fund shares are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Fund shares involve investment risk, including possible loss of principal.

                                     * * *

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NOT FDIC/NCUA INSURED           MAY LOSE VALUE          NO BANK GUARANTEE
NOT A DEPOSIT           NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
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DWS SCUDDER INVESTMENTS IS PART OF DEUTSCHE ASSET MANAGEMENT WHICH IS THE
MARKETING NAME IN THE US FOR THE ASSET MANAGEMENT ACTIVITIES OF DEUTSCHE BANK AG, DEUTSCHE BANK TRUST COMPANY AMERICAS, DEUTSCHE ASSET MANAGEMENT INC., DEUTSCHE ASSET MANAGEMENT INVESTMENT SERVICES LTD., DEUTSCHE INVESTMENT
MANAGEMENT AMERICAS INC. AND DWS SCUDDER TRUST COMPANY (05/06       43979).